Exhibit 10.6

English Summary of Maximum Amount Guarantee Agreement

Contract No.: Shenfa guarantee letter 200808280001

In order to execute the principal Credit Contract (No. 200808280001), singed between the Bank and Kaiyang Imports & Exports Co., Ltd (“Kaiyang” or “the Debtor”), F.T.Z. Sentaida, as a guarantor (the “Guarantor”) to Kaiyang’s indebtedness, entered into the Guarantee Agreement with the Bank.

1.

The maximum amounts of principal amount of the Debtor’s indebtedness guaranteed by the Guarantor is RMB20,000,000. Any interest, compound interest and interest penalties relating to the principal and any expenses relating to the implementation of the Bank’s rights are all guaranteed by the Guarantor. .

2.	The term of the Agreement is two years starting from the due date of the indebtedness under the principal Credit Contract.

3.	The Guarantor’s obligations:

(1)

The Guarantor has the joint guarantee liability for the Debtor’s entire indebtedness under the Credit Agreement (No. 200808280001). If the Debtor is in default of any repayment obligation to the Bank, the Bank has the absolute right to require the Guarantor to assume the repayment obligation.

(2)	If the Guarantor fails to fulfill its guarantee obligation, the Bank has the right to set off against the Guarantor’s cash balance deposited with the Bank.
(3)

No matter whether there are any collaterals provided by the Debtor or any third party , the Bank has the right to require the Guarantor to assume the repayment obligation when the Debtor’ s indebtedness is in default.

(4)	The Guarantor’s obligation is independent of, or is not affected by, any other guarantee provided by other people.
(5)	The Guarantor’s obligation under this Agreement is irrevocable and unconditional and exists regardless of the Debtor’ s bankruptcy, insolvency, revocation of business license or change of its charter.

4.   The Grantor’s representations and warranties:

(1)	The Guarantor is duly organized and validly existing and legally qualified to sign and to execute this Guarantee Agreement;
(2)	The Agreement reflects the genuineness of assent of the Guarantor;
(3)	All documents, materials and certificates provided by the Guarantor are true, complete and accurate and there is no material misleading or material omission in the documents provided by the Guarantor;
(4)	The Guarantor should give written notice to the Bank within 10 days after the Guarantor changes its domicile, mailing address, telephone, business scope or its legal representative.

5.    This Agreement may be amended upon the written agreements concluded by both parties. No failure or delay on either party of this Agreement in exercising any power or right hereunder shall be deemed as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder.  This Agreement shall be governed by the relevant laws of China. Any disputes arising from the execution of, or in connection with this Agreement shall be settled in a way agreed by both parties.

Qingdao Free Trading Zone Sentaida International Trade Co., Ltd

/s/ Qin Long

Seal

August 29, 2008

Shenzhen Development Bank

Seal

August 29, 2008